Exhibit 3.1.32

ARTICLES OF MERGER OF PENINSULA GATEWAY, INC.

WITH AND INTO PIERCE-HERALD, INC., AND OF

AMENDMENT CHANGING NAME OF PIERCE-HERALD, INC.

TO OLYMPIC-CASCADE PUBLISHING, INC.

Pursuant to the Washington Business Corporation Act, Pierce-Herald, Inc., a Washington corporation (“Parent”) files these Articles (a) to merge Peninsula Gateway, Inc., a Washington corporation wholly owned by Parent (“Subsidiary”), with and into Parent, and (b) to amend the Articles of Incorporation of Parent to change its name to “Olympic-Cascade Publishing, Inc.”

Article I

The Plan of Merger is attached and incorporated as Exhibit A. The Plan contains the amendment to the Articles of Incorporation of Parent changing the name of Parent.

Article II

All of the outstanding capital stock of Subsidiary is owned by Parent. Accordingly, the Plan of Merger was adopted on December 12, 1995 by resolution of the Board of Directors of Parent without shareholder approval pursuant to RCW 23B.11.040(1). The provision of the Plan providing for amendment of the Articles of Incorporation of Parent to change its name was adopted without shareholder approval pursuant to RCW 23B.10.020(5).

DATED this 12th day of December, 1995.

PIERCE-HERALD, INC. A Washington Corporation
By:	/s/ Marion W. Dodd
Marion W. Dodd, Sole Director and Secretary

PLAN OF MERGER

Merging Wholly-Owned Subsidiary With and Into Parent and

Changing Corporate Name of Parent

This Plan of Merger (“Plan”) has been adopted by the Board of Directors of PIERCE-HERALD, INC., a Washington corporation (“Parent”). The Plan provides for the merger of the PENINSULA GATEWAY, INC., a Washington corporation wholly owned by Parent (“Subsidiary”) with and into Parent. The adopting resolution has been signed by Marion W. Dodd, the sole director of Parent, and is dated December 12, 1995.

RECITALS

A.        Subsidiary is authorized to issue 100 shares of $100 par value voting common stock 74 of which are issued, outstanding and owned by Parent. No shares of capital stock of Subsidiary of any other class are authorized.

B.        Because Parent is the owner of 100% of the outstanding capital stock of Subsidiary, the Board of Directors of Parent has adopted this Plan without shareholder approval acting under authority of RCW 23B.11.040(1).

C.        The names of Parent and Subsidiary are set forth above as required by RCW 23B.11.040(2)(a). At the effective time of the Merger, the shares of Subsidiary owned by Parent shall be converted into “other property” consisting of the right to receive and own all of the assets of Subsidiary subject to the liabilities of Subsidiary. The manner and basis of effectuating the conversion is set forth below at Sections 6 and 7 as required by RCW 23B.11.040(2)(b).

PROVISIONS OF PLAN

1.        Time of Merger: The Merger shall be effective at 12:01 a.m. Pacific Standard Time on January 1, 1996 (“Effective Time”).

2.        Effect of Merger: At the Effective Time, Subsidiary shall be merged with and into Parent on the terms set forth herein, and its separate legal existence shall cease. Parent shall be the surviving corporation. The Merger shall have the legal effect set out in RCW 23B.11.060.

3.        Organic Documents and Amended Name of Surviving Corporation: The Articles of Incorporation of Parent after the Effective Time shall be the Articles of Incorporation of Parent as constituted immediately prior to that time except that Article I shall be amended to read as follows:

•	Article I:

        The name of this Corporation is Olympic-Cascade Publishing, Inc.

The Bylaws of Parent after the Effective Time shall be Bylaws of Parent as constituted immediately prior to that time without amendment.

4.        Directors and Officers of Surviving Corporation: The directors and executive officers of Subsidiary holding office immediately prior to the Effective Time shall resign as of the Effective Time. The name and address of the sole director of Parent after the Effective Time is Marion W. Dodd, c/o McClatchy Newspapers, Inc., 2100 Q Street, P.O. Box 15779, Sacramento, California 95852.

The names, addresses and offices of the persons who shall serve as Executive Officers of Parent after the Effective Time are:

Names	Addresses	Office
Thomas C. Taylor	c/o The Peninsula Gateway 7521 Pioneer Way Gig Harbor WA 98335-1130	President
Steven V. Robinson	c/o Tacoma News, Inc. P.O. Box 11000 Tacoma, WA 98411-0008	Vice President
Marion W. Dodd	c/o McClatchy Newspapers, Inc. 2100 Q Street Sacramento, CA 95816	Secretary and Treasurer

5.        Registered Office and Registered Agent of Surviving Corporation: The registered office of Parent as surviving corporation shall remain 520 Pike Street, Suite 2610, Seattle, WA 98101. The registered agent of Parent at said address shall remain C.T. Corporation System.

6.        Conversion and Exchange of Shares: At and as of the Effective Time, the 74 shares of capital stock of Subsidiary issued and outstanding immediately prior thereto and owned by Parent shall be canceled. Ownership of said shares shall, automatically and without any action on the part of Parent or Subsidiary, be converted to ownership of the legal title of Subsidiary to, the beneficial interest of Subsidiary in, and the right to receive, all of the assets owned by Subsidiary immediately prior to the Effective Time. The right shall be subject to all liabilities of Subsidiary which Parent shall assume and discharge.

7.        Method of Effectuation of Plan - Closing - Cancellation of Share Certificate: Parent is designated the exchange agent for consummation of the Merger. The Merger shall be consummated at a Closing to be conducted at the offices of McClatchy Newspapers, Inc., 2100 Q Street, Sacramento, California, on December 31, 1995 prior to the Effective Time at an hour to be fixed by the Board of Directors of Parent.

At the Closing Parent shall cancel its certificate for the outstanding shares of capital stock of Subsidiary as of the Effective Time. It shall accept and record the resignations of the Board of Directors and Executive Officers of Subsidiary as of that time, and shall cause to be taken all action necessary thereafter to notify employees, government authorities having jurisdiction, and other interested third parties of the existence and effect of the Merger. All persons employed by Subsidiary immediately prior to the Effective Time shall, as of the Effective Time and without further action on the part of Parent or said persons, become employees of Parent in identical positions subject to identical terms and conditions of employment, except that, unless named in

Section 4, no person who was a director or executive officer of Subsidiary shall be continued in such capacity for Parent.

8.        Execution: This Plan of-Merger is executed in multiple counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument.

ADOPTED:

PIERCE-HERALD, INC.

A Washington Corporation

Dated: December 12, 1995	By:	/s/ Marion W. Dodd
Marion W. Dodd Sole Director

ARTICLES OF INCORPORATION

OF

PIERCE-HERALD, INC.

Article I

The name of the corporation is PIERCE-HERALD, INC.

Article II

The registered office of the corporation in the State of Washington is to be located at 5400 Columbia Seafirst Center, 701 Fifth Ave. Seattle Washington 98104-7011 and the name of the registered agent at such address is Washington Administrative Services, Inc.

Article III

The nature of the business of the corporation and its objects and purposes are to have and exercise all the Dowers conferred by the laws of the State of Washington upon corporations formed under the Business Corporation Act of such State.

Article IV

The corporation is authorized to issue fifty thousand (50,000) shares of common stock which for purposes of any applicable law shall each have a par value of one Dollar ($1.00) amounting in the aggregate to Fifty thousand Dollars ($50,000.00).

Article V

The following provisions are inserted for the regulation and conduct of the business and affairs of the corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

A.        Preemptive Rights.  No shareholder shall have a preemptive right to acquire unissued shares of the corporation.

B.        Cumulative Voting.  There shall be no cumulative voting in the election of directors.

C.        Board of Directors Power as to Bylaws.  The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the bylaws of the corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

D.        Indemnification.  The Board of Directors may adopt bylaws from time to time with respect to indemnification to provide the fullest indemnification permitted by the Washington

Business Corporation Act, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such status, whether or not the corporation would have the power to indemnify such person.

E.        Stockholder Action by Written Consent.  Whenever a vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote may be dispensed with if such number of stockholders who, if voting, could have authorized such action shall consent in writing to such corporate action being taken. Prompt notice shall be given by the secretary to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent; but the failure of the secretary to give such notice shall not affect the validity of such corporate action.

F.        Meetings of Shareholders, Presence.  Participation in meetings of shareholders by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time, shall constitute presence in person at a meeting.

Article VI

The name and mailing address of the incorporator are as follows:

Name:	Address:
C. Kent Carlson	5400 Columbia Seafirst Center 701 Fifth Avenue Seattle, Washington 98104-7011

Article VII

The number of directors constituting the Board of Directors shall be from one to five, as specified in the corporation’s Bylaws. The number of directors constituting the initial Board of Directors is one (1). The name and mailing address of the initial member of the Board of Directors is as follows:

Name:	Address:
Robert Byerly	21st and Q Street P.O. Box 15779 Sacramento, CA 95813

Article VIII

The corporation is to have perpetual existence.

Article IX

The corporation reserves the right to amend, alter, change, or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders and directors of the corporation are granted subject to this reservation.

Dated this 4 day of June, 1986.

/s/ C. Kent Carlson
C. Kent Carlson, Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

Washington Administrative Services, Inc. hereby consents to serve as Registered Agent, in the State of Washington, for PIERCE-HERALD, INC. We understand that as agent for the corporation, it will be our responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify, the Office of the Secretary of State in the event of my resignation, or of any changes in the registered office of the corporation for which we are agent.

WASHINGTON ADMINISTRATIVE SERVICES, INC.

Date: June 4, 1986	By:	/s/ [signature illegible]
Its Secretary/Treasurer

Address:	5400 Columbia Seafirst Center 701 Fifth Avenue Seattle, Washington 98104-7011